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                                                                     EXHIBIT 5.1

                     [Gardner, Carton & Douglas Letterhead]

                                 March 11, 1998

Engineering Animation, Inc.
2321 North Loop Drive
Ames, Iowa 50010

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Engineering Animation, Inc. a Delaware corporation (the "Company"), in connection with the proposed sale of up to 1,102,498 shares of Common Stock, $.01 par value per share, of the Company (the "Shares") by certain stockholders of the Company (the "Selling Stockholders") referred to in the Registration Statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement"). We have examined the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that (i) the Shares covered by the Registration Statement have been duly authorized, (ii) the Shares covered by the Registration Statement that are currently outstanding and are to be sold by certain Selling Stockholders have been validly issued and are fully paid and non-assessable, and (iii) the Shares covered by the Registration Statement that are currently subject to options, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

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                                         Very truly yours,
                                         /s/ GARDNER, CARTON & DOUGLAS
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                                         Gardner, Carton & Douglas
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GCM/NMB/TMC